EXHIBIT 99

201 S. Fourth Street, Martins Ferry, OH 43934 | 888.275.5566 | UnitedBancorp.com

We Are UNITED...To Better Serve You!

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	11:00 AM	April 22, 2021

United Bancorp, Inc. Increases its Second Quarter Cash Dividend Payment to $0.1450 per Share which Produces a Forward Yield of 4.05%, and Reports on Annual Shareholder Meeting

MARTINS FERRY, OHIO ◆◆◆ On April 21, 2021, the Board of Directors of United Bancorp, Inc. (UBCP) declared a second quarter dividend payment of $0.1450 per share for shareholders of record on June 10, 2021 with a payment date of June 18, 2021. This payment is greater than the regular cash dividend paid in the first quarter, which was $0.1425. In the first two quarters of the current year, UBCP has paid total cash dividends of $0.3875 (inclusive of a special cash dividend of $0.10 paid in the first quarter), which is an increase of $0.1025, or 36%, over the amount paid during the same period the previous year. At the second quarter payment level, the regular cash dividend produces a forward yield of 4.05% based on the market value at the most recent quarter end.

Scott A. Everson, President and CEO announced at the annual meeting held that date, the Shareholders of UBCP elected Directors for the following year including himself; Gary W. Glessner, CPA and Managing Member of Glessner and Associates, PLLC, Wheeling, West Virginia; John M. Hoopingarner, Of Counsel, McMahon, DeGulis LLP, Columbus, Cleveland and Cincinnati, Ohio and Richard L. Riesbeck, Chairman of the UBCP Board of Directors and President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $693.4 million and total shareholder’s equity of $68.3 million as of December 31, 2020. Through its single bank charter, Unified Bank, the Company has twenty banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. The Company also operates a Loan Production Office in Wheeling, WV (Ohio County). United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.